Stillwater Mining Company Announces Submission of Environmental Impact Statement for Marathon Platinum Group Metals-Copper Project

BILLINGS, MT -- (Marketwire - July 02, 2012) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U)

Stillwater Mining Company, through its subsidiary Stillwater Canada Inc., is pleased to announce that it has submitted the Environmental Impact Statement (EIS) for its Marathon Platinum Group Metals-Copper Project (the Marathon Project) to the Joint Federal and Provincial Review Panel. The Marathon Project is located near the north shore of Lake Superior in Ontario, Canada, about ten kilometers north of the town of Marathon. Stillwater Mining Company owns 75% of the Marathon Project, and the remaining 25% is owned by Mitsubishi Corporation.

Commenting on submission of the Marathon Project EIS for joint panel review, Frank McAllister, Stillwater's chairman and CEO, stated, "Submission of the EIS for the Marathon Project is an important early milestone in the development of this attractive PGM-copper resource. We appreciate the extensive efforts of the numerous consulting groups and environmental scientists who have contributed to the development of the EIS document. The Joint Federal-Provincial Review Panel will now coordinate consultations among the various communities and governmental interests affected by the Marathon Project in a process designed to balance the concerns of all the parties involved. We look forward to participating with these groups as the process moves forward."

The Marathon Project has anticipated average annual production potential of about 200,000 ounces of palladium and platinum and 37 million pounds of copper.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2011 Annual Report on Form 10-K and in corresponding filings with Canadian securities regulatory authorities. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

CONTACT:
Mike Beckstead
(406) 373-8971